UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 6, 2014

Sizmek Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36219	37-1744624
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 West John Carpenter Freeway, Suite 401 Irving, Texas	75039
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (972) 581-2000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.             Entry into a Material Definitive Agreement

Effective as of 8:00 a.m. Eastern Time on February 7, 2014 (the “Closing Date”), Digital Generation, Inc. (“DG”) completed the previously announced spin-off and merger transaction with Sizmek Inc. (the “Company” and “we”) pursuant to the Agreement and Plan of Merger, dated as of August 12, 2013 (the “Merger Agreement”), by and among Extreme Reach Inc. (“Extreme Reach”), Dawn Blackhawk Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Extreme Reach (“Acquisition Sub”), and DG. On February 7, 2014, in connection with the spin-off and merger transaction, the Company entered into certain agreements with DG to (i) effect our legal and structural separation; (ii) govern the relationship between us and DG up to and after the completion of the spin-off and merger transaction; and (iii) allocate between us and DG various assets, liabilities and obligations, including, among other things, employee benefits, intellectual property and tax-related assets and liabilities.

Separation and Distribution Agreement

We entered into a separation and distribution agreement with DG pursuant to which DG contributed all of the assets and liabilities of its online business, together will all of DG’s cash and working capital, to the Company.  In addition, the parties agreed that the Company would receive the benefit of all current assets of DG and would be responsible for all liabilities of DG, in each case, generated by DG prior to 11:59 p.m. Central Time on the Closing Date.  In accordance with the separation and distribution agreement, and immediately prior to the effective time of the merger of Acquisition Sub into DG on the Closing Date, all of the shares of common stock of the Company were distributed to DG’s existing stockholders in the form of a partial redemption of the Company’s common stock owned by such stockholders.

Tax Matters Agreement

We entered into a tax matters agreement with DG that will govern our and DG’s rights, responsibilities and obligations after the spin-off and merger transaction with respect to tax liabilities and benefits, tax attributes, tax contests and other tax matters regarding income taxes, other taxes and related tax returns. The tax matters agreement specifies that we bear responsibility for all taxes incurred by DG and its subsidiaries prior to the spin-off and merger transaction (including any corporate level taxes incurred as a result of the spin-off and merger transaction), and for all taxes incurred by us or our subsidiaries for any taxable period.  We have agreed to indemnify DG against any amounts for which DG is not responsible.

Employee Matters Agreement

We entered into an employee matters agreement with DG that addresses employment, compensation and benefits matters for all U.S. and international employees and contractors. Except as otherwise provided in the transition services agreement, and subject to certain variations and exceptions, in connection with the spin-off, we retained or assumed all employment, compensation and benefits liabilities arising prior to the effective time of the merger and those liabilities for those employees and contractors who will continue to be employed by or providing services to us following the spin-off.  We also assumed the sponsorship of all of DG’s employee benefit plans, except to the extent prohibited by applicable law, and those employees who will continue employment with DG following the closing ceased to participate in those plans as of the spin-off. Except as set forth in the transition services agreement, and subject to certain variations and exceptions, DG and its affiliates assumed all employment-related liabilities which arise after the effective time of the merger for employees and contractors who are continuing employment or service with DG following the closing.

Transition Services Agreement

We entered into a transition services agreement with DG pursuant to which we and DG will provide each other specified services on a transitional basis to help ensure an orderly transition following the spin-off and merger transaction. These services include information technology, financing and accounting, facilities, human resources, intellectual property and (with respect to services provided by us to DG) satellite antenna services.  In general, such services will be provided without cost to other party, with the exception of continued use of facilities (which are generally charged at cost) and accounts receivable collected by DG on our behalf (which will be subject to a 0.5%

fee on the aggregate amount of such receivables delivered by DG to us during the immediately preceding calendar month).  The term of each services varies, but in no event is longer than 270 days after the Closing Date.

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously disclosed in a Current Report on Form 8-K filed February 7, 2014, each of Scott K. Ginsburg, Xavier A. Gutierrez, John R. Harris, Adam Klein, Cecil H. Moore Jr., Neil H. Nguyen and Stephen E. Recht is a member of the Company’s Board of Directors.  Mr. Recht was elected to the Board of Directors effective February 5, 2014.

Item 9.01              Financial Statements and Exhibits

(d)           Exhibits

Exhibit	Description of Exhibit
2.1	Separation and Distribution Agreement by and between Digital Generation, Inc. and Sizmek Inc.
10.1	Transition Services Agreement by and between Digital Generation, Inc. and Sizmek Inc.
10.2	Tax Matters Agreement by and between Digital Generation, Inc. and Sizmek Inc.
10.3	Employee Matters Agreement by and between Digital Generation, Inc. and Sizmek Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIZMEK INC.

Date: February 11, 2014	By:	/s/ Sean N. Markowitz
Name: Sean N. Markowitz
Title: General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit	Description of Exhibit
2.1	Separation and Distribution Agreement by and between Digital Generation, Inc. and Sizmek Inc.
10.1	Transition Services Agreement by and between Digital Generation, Inc. and Sizmek Inc.
10.2	Tax Matters Agreement by and between Digital Generation, Inc. and Sizmek Inc.
10.3	Employee Matters Agreement by and between Digital Generation, Inc. and Sizmek Inc.